TEAM MEMBER CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
This TEAM MEMBER CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Agreement”), signed on the dates set forth below to be effective as of April 13, 2018 (“Effective Date”), is entered into by and between HealthEquity, Inc., a Delaware corporation (“Company”), and Angelique Hill, a resident of the state of Utah (“Team Member”). Company and Team Member are referred to collectively herein as the “Parties.”
Recitals
A.    Team Member is employed by Company; employment creates a relationship of confidence and trust between Team Member and Company with respect to certain information applicable to the business of Company, its Team Members, and its clients or customers.
B.    Company possesses and will continue to possess information that has commercial value, as well as health, financial, and other personal information about clients and Team Members, employment terms including salary and non-salary information of Team Member, and other Company employees, clients, and investors, and investor information. This information is treated by Company as confidential. Such information may include information belonging to Company’s owners, managers, clients, employees, investors, business partners, and its subsidiaries, customers or suppliers. All such information is hereinafter called “Confidential Information.” Confidential Information for purposes of this Agreement includes, without limitation, all of the following, to the extent and only to the extent that they relate to Company’s business developments, designs, improvements, inventions, blueprints, structures, software, processes, computer programs, know-how, data, techniques, formulas, marketing, and business plans and outlines, strategies, budgets, forecasts, projections, unpublished financial statements, costs, fee schedules, client and supplier lists, client and prospective client databases, access codes and similar security information and procedures, and all patents, copyrights, maskworks, trade secrets and other proprietary rights relating thereto; also provided, however, that the term “Confidential Information” shall not include any of the foregoing that is in the public domain.
C.    Team Member recognizes that any unauthorized use or disclosure of Confidential Information would cause serious injury to Company, and that Company’s willingness to employ or continue to employ Team Member depends upon Team Member’s commitment to protect Company’s Confidential Information and to comply with all of the provisions of this Agreement.
Agreement
Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Team Member hereby agree as follows.
1.Protection of the Confidential Information. At all times during and after Team Member’s employment, Team Member shall hold all Confidential Information in confidence. Team Member shall not disclose, retain, copy, or permit any unauthorized person to disclose or copy any of the Confidential Information, except as may be necessary for the conduct of Company’s business. Team Member shall not use Confidential Information except as necessary to perform Team Member’s duties as an employee of Company as provided in this Agreement and as described in Company’s offer of employment to Team Member, in Team Member’s job description, or in an employment agreement between the Parties. Team member also confirms that Team Member has read the Workstation Rules attached as Exhibit A and agrees to be bound thereby.
2.    Exceptions. This Agreement does not prevent the use or disclosure by Team Member of information that (a) is required by law to be disclosed, but only to the extent that such disclosure is legally required, (b) becomes a part of the public knowledge other than by a breach by Team Member of an obligation of confidentiality, or (c) is rightfully received from a third party and neither Company nor Team Member is obligated to hold such information confidential.
3.    Return of Confidential Information. Upon Company’s request, and in any event upon termination of Team Member’s employment by Company for any reason, Team Member shall promptly return to Company all materials in Team Member’s possession or control that contain or represent Confidential Information, including but not limited to documents, drawings, diagrams, flow charts, financial projections, computer programs or files, memoranda, notes, and every other medium, and all copies thereof.
4.    Non-Competition.
(a)    Acknowledgement. Team Member acknowledges that (i) Company is engaged in consumer driven health care, particularly in the business of acting as custodian or administrator for medical payment reimbursement accounts including but not limited to health savings accounts, flexible spending accounts and health reimbursement accounts. (the “Business”); (ii) the Business is expected to be conducted throughout the United States; (iii) Team Member’s work for Company will give Team Member access to trade secrets and confidential information concerning Company and the Business, including, without limitation, proprietary information and trade secrets and personal health and/or business information of Company’s customers; (iv) Company and its affiliates may be harmed if Team Member competes with, or assists other persons in competing with, Company and/or any of its affiliates.
(b)    Covenant Not to Compete. Therefore, during Team Member’s employment by Company and for a period of six (6) months from the date of termination of Team Member’s employment with Company by Team Member voluntary action or by Company for “Cause” (defined below), and without the prior written consent of Company, Team Member shall not, anywhere in the United States: (i), accept employment with or render any service to a Direct Competitor of Company, or create or engage in creating or conducting a competing business, or (ii) develop, create, market, sell, promote, distribute, license or commercialize any product or service that competes with the Business. For a Team Member termination “Without Cause” there will not be a period of non-competition that would prevent Team Member from accepting employment from a competitor or participating in a competing business. Regardless of the type of termination, all confidentiality restrictions will be maintained to protect Confidential Information.
(i)    “Direct Competitor” and “competing business” for purposes of this Agreement means any division of a business or entity that is engaged in the Business as defined in paragraph 4 (a) above.
(ii)    Team Member acknowledges that the restrictions imposed by this Agreement are reasonable and will not preclude Team Member from being gainfully employed in other ways and activities following a termination of employment with Company.
(iii)    Enforceability. If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 4 of this Agreement is unenforceable, it is the intention of the parties that this Section 4 of this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 4 of this Agreement in the jurisdiction of the court that has made the adjudication.
(c)    “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of any one of the following events:
(i)    Team Member’s willful and material breach of any provision of this Agreement or of another written agreement entered into between Company and Team Member, which breach is not cured within ten days after Company provides Team Member with written notice of the nature and existence of such material breach;
(ii)    Team Member’s action, or failure to act, including but not limited to any policy concerning sexual harassment, substance abuse, as such policies may be in effect from time to time, if such violation of Company’s policy would generally result in the termination of employment of a Company employee;
(iii)    Fraud by Team Member relating to Company’s business;
(iv)    Commission by Team Member of a criminal offense or act of moral turpitude that constitutes a felony in the jurisdiction in which the offense is committed; or
(v)    Team Member’s unwillingness to perform the duties for which Team Member was hired or retained which unwillingness to perform is not cured within 30 days after Company provides Team Member with written notice of the nature and existence of such unwillingness to perform.
(d)    “Without Cause.” Company shall be entitled to terminate Team Member’s employment at any time without cause. “Without Cause” shall mean, for purposes of this Agreement, for any reason that is not “Cause” as defined herein.
5.    Covenant Not to Solicit. For a period of one year from the date of any termination of Team Member’s employment with Company for any reason:
(a)    Team Member shall not solicit for employment, attempt to employ, or assist any other person or entity in employing or soliciting for employment, any individual who is then an employee of Company, either for Team Member or for any other entity; and
(b)    Team Member shall not solicit or influence or attempt to solicit or influence any investor in Company or any client or customer of Company either directly or indirectly, in any way. Upon Team Member’s request, Company shall periodically provide to Team Member a listing of all individuals and other entities comprising Company’s investors, clients and customers during the period in which Team Member’s activities are restricted by this Section 5(b).
6.    Miscellaneous.
(a)    Equitable Remedies. Team Member acknowledges that breach of this Agreement may cause Company to suffer irreparable harm for which monetary damages may be inadequate compensation. Team Member agrees that Company will be entitled to seek an injunction restraining any actual or threatened breach of this Agreement, or specific performance, if applicable, in addition to any monetary damages.
(b)    Employment Relationship. In the event the Parties have entered into a written Employment Agreement (“Employment Agreement”), the employment relationship between the Parties is governed by the Employment Agreement and, as applicable, this Agreement. Otherwise, the employment relationship between the Parties may be governed by a letter from Company offering employment to Team Member and describing Team Member’s, compensation, duties and responsibilities (the “Offer Letter”), and, as applicable, this Agreement. Notwithstanding anything to the contrary contained herein, Team Member’s employment is considered to be “at will” and may be terminated by Company at any time for any reason or no reason. In the event the Parties have entered into an Employment Agreement and there are any conflicts between the terms of this Agreement and the Employment Agreement, the terms of the Employment Agreement shall govern.
(c)    Entire Agreement. This Agreement and the Employment Agreement or Offer Letter (whichever applies) set forth the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, whether written or oral.
(d)    Waiver and Amendment. This Agreement may be amended only by a writing signed by both parties hereto. No oral waiver, amendment or modification of this Agreement shall be effective under any circumstances. The waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach of this Agreement by Team Member.
(e)    Successors and Assigns. This Agreement may not be assigned by Team Member, but Company may assign any or all of its rights under this Agreement to any affiliate or subsidiary company of Company, so long as Company remains liable for the performance of this Agreement by that affiliate or subsidiary including the payment obligations of Company hereunder. Except as provided in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and assigns.
(f)    Severability. Should any provision of this Agreement be considered unenforceable by a court of law, the remainder of this Agreement shall remain in force to the fullest extent permitted by law.
(g)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.
(Remainder of page intentionally left blank.)
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the dates set forth below, to be effective as of the Effective Date.
HealthEquity, Inc., a Delaware Corporation

By:
Name: Natalie Atwood
Title:     SVP People

Date:

By:

Name:	Angelique Hill
`                    Title:    EVP Operations

Date:
Exhibit A
Workstation Rules
HealthEquity desires to protect its Confidential Information and therefore requires that each Team Member agree, as a condition of performing job duties as an employee of HealthEquity, to safeguard all Confidential Information and not reveal Confidential Information to any third party (including, without limitation, at conferences, seminars, meetings of professional organizations or by publication in journals or granting of interviews to journalists or other members of the news media) or use Confidential Information for Team Member’s own benefit or the benefit of any third party, except to the extent necessary for Team Member’s performance of job duties.

Team Members shall not discuss Confidential Information in public places, and/or with any individual except to the extent strictly necessary for Team Member to perform his or her duties.

Any work product produced or developed by Team Member in the performance of Team Member’s job duties constitutes Confidential Information subject to these Workstation Rules.

Team Members who, in connection with the performance of their job duties, use computer workstations, access HealthEquity systems, or have access to HealthEquity or customer data or information that does, or could contain any personal financial or health information about a customer shall not access such information unless required to as part of the performance of Team Member’s job duties.

Team Members shall always sign off of or lock with a password protected screensaver Team Member’s workstation whenever Team Member is not working on it, including, but not limited to, time away for breaks, lunch, meetings, etc.

Team Members shall not give Team Member’s password to any person and not use another person’s password or identification number. If a Team Member’s password is used by anyone in a manner that results in errors or fraud, Team Member shall be held accountable for such errors or fraud.

All computer terminals are subject to monitoring and terminal monitoring may occur simultaneously with telephone monitoring. In addition, Team Member understands that all transactions in the system are recorded by the computer and that printouts listing all transactions by a personal identification number and password may be monitored on a regular basis.

These Workstation Rules are extremely important. Any Team Member who willfully disregards these rules and regulations is subject to discipline, up to and including discharge from employment.

Team Members must help safeguard HealthEquity customers’ (and/or employees’, as applicable) expectations of privacy by exercising diligence and care in the handling of Confidential Information relating to them.

v0908 – Employee Confidentiality